Exhibit 5.1

[Smith, Gambrell Letterhead]

SMITH, GAMBRELL & RUSSELL, LLP
Attorneys at Law
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Telephone (404) 815-3500
Facsimile (404) 815-3509
Website www.sgrlaw.com

September 23, 2005

Appalachian Bancshares, Inc.
829 Industrial Boulevard
Ellijay, Georgia 30540

     Re: Registration Statement on Form S-2 – Registration File No. 333-127898

Gentlemen:

     This firm has acted as counsel to Appalachian Bancshares, Inc., a Georgia corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-2, File No. 333-127898 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering the offer of up to 1,265,000 shares (the “Shares”) of the Company’s common stock. This opinion letter is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1. A copy of the Registration Statement.

     2. The Certificate of Incorporation of the Company, as currently in effect.

     3. The Bylaws of the Company, as currently in effect.

     4. Resolutions of the Board of Directors of the Company certified by the Secretary of the Company as being complete, accurate and then in effect.

     5. Such other documents or instruments as we have deemed necessary to the opinions expressed herein.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness

Appalachian Bancshares, Inc.
September 23, 2005

of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of certifications of corporate officials which we have examined. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and sold in accordance with the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.

     This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and, except as set forth in the following paragraph, is not to be quoted in whole or in part or otherwise be referred to, or filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rule and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

By:	/s/ W. Thomas King W. Thomas King, a Partner

WTK/lp